                                                                    Exhibit 99.1

[FLORIDA BANKS LOGO]                                                        News


CONTACTS:  Charles E. Hughes, Jr.                      T. Edwin Stinson, Jr.
           President and CEO                           Chief Financial Officer
           Direct - 904/332-7777                       Direct - 904/332-7772
           E-mail chughes@flbk.com                     E-mail estinson@flbk.com

              FLORIDA BANKS COMPLETES $5 MILLION PRIVATE PLACEMENT
                               OF PREFERRED STOCK

         JACKSONVILLE, Fla. (January 2, 2003) - Florida Banks, Inc. (NASDAQ:
FLBK) today announced that it has completed the sale of $5 million of its Series C Preferred Stock in a private placement with The South Financial Group effective December 31, 2002. The Company issued 50,000 shares at a price of $100.00 per share with a non-cumulative dividend rate of 5.0% annually. In the first quarter of 2003, the Company and The South Financial Group intend to consider exchanging the Series C Preferred Shares for shares of a new series of preferred stock which would be substantially similar to the Series C stock, except that the new series would be convertible into Florida Banks' common stock at $10.00 per share. Any such exchange would be subject to necessary regulatory approvals.

         The Series C Preferred Stock issued in this offering has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements.

         At September 30, 2002, Florida Banks had total assets of approximately $682 million, total outstanding loans of approximately $514 million, total deposits of approximately $563 million, and total shareholders' equity of approximately $47 million. Through the first nine months of 2002, the Company reported net income of $783,000 or $0.12 per diluted share, up from $216,000 or $0.04 per diluted share in the comparable 2001 period. The third quarter of 2002 marked the Company's eighth consecutive profitable quarter following its formation in 1998.

ABOUT THE SOUTH FINANCIAL GROUP

         The South Financial Group (NASDAQ: TSFG) is a financial holding company headquartered in Greenville, South Carolina with approximately $7 billion in assets. Its flagship holdings include Carolina First Bank, the largest South Carolina-based commercial bank, which serves South Carolina and North Carolina, and Mercantile Bank, which principally serves the Jacksonville, Orlando and Tampa Bay, Florida markets. The Company focuses on fast-growing markets in the Southeast and has over 100 branch offices in South Carolina, North Carolina, and Florida.

ABOUT FLORIDA BANKS

         Florida Banks, Inc. is a Jacksonville-based holding company for a statewide community banking system in certain of Florida's largest and fastest-growing markets. The Company's

{MI881010;1}TEL: 904.332.7772    FAX: 904.296.2820
5210 BELFORT ROAD, SUITE 310
JACKSONVILLE, FLORIDA 32256
P.O. BOX  551430, JACKSONVILLE, FLORIDA 32255-1430

FLORIDA BANK, N.A.,  MEMBER FDIC

FLBK Announces Preferred Stock Offering
Page 2
January 2, 2003


community banking approach emphasizes responsive and personalized service to its customers at a level normally reserved for only the very best customers of large banks.

         Local banking affiliates of Florida Banks, Inc. offer a range of traditional banking products and services to small and medium-sized businesses and professionals. Florida Banks, Inc. also provides personal banking services for the owners and executives of those businesses. The Company operates full-service banking offices in Tampa, Jacksonville, Alachua County (Gainesville), Broward County (Ft. Lauderdale), Pinellas County (St. Petersburg/Clearwater/Largo), Marion County (Ocala), and recently opened a loan production office in West Palm Beach.

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, general economic conditions, competition, interest rate sensitivity, exposure to regulatory and legislative changes and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

                                      -END-